Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated effective for all purposes as of December 23, 2021 (this “Amendment”), is made and entered into by and among:

(a) Blue Owl Capital Inc., a Delaware corporation (“Parent”), Blue Owl Capital GP LLC, a Delaware limited liability company (“Blue Owl GP”), Blue Owl Capital Holdings LP, a Delaware limited partnership (“Blue Owl Holdings”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Blue Owl Carry” and together with Parent, Blue Owl GP and Blue Owl Holdings, collectively, the “Blue Owl Parties”), Flyer Merger Sub I, LLC, a Delaware limited liability company and an indirect subsidiary of Parent (“Management Company Merger Sub”), Flyer Merger Sub II, LP, a Delaware limited partnership and an indirect subsidiary of Parent (“SASC Merger Sub” and, together with Management Company Merger Sub, each, a “Merger Sub” and, collectively, the “Merger Subs”), and

(b) Oak Street Real Estate Capital, LLC, an Illinois limited liability company (“Management Company”), OSREC GP Holdings, LP, a Delaware limited partnership (“GP Holdings”), SASC Feeder, LP, a Delaware limited partnership (“SASC Feeder” and, together with Management Company and GP Holdings, the “Companies” and each, a “Company”), and Augustus, LLC, an Illinois limited liability company, solely for the purposes specified herein (the “Sellers’ Representative”).

Parent, Blue Owl GP, Blue Owl Holdings, Blue Owl Carry, Management Company Merger Sub, SASC Merger Sub, the Sellers’ Representative, SASC Feeder, GP Holdings and Management Company are each referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties are each party to that certain Agreement and Plan of Merger, dated as of October 17, 2021 (the “Merger Agreement”);

WHEREAS, Section 10.1 of the Merger Agreement contemplates, among other things, that the Merger Agreement may be amended only by an agreement in writing executed by Parent and the Sellers’ Representative;

WHEREAS, pursuant to Section 6.15 of the Merger Agreement, the Company Group has appointed the Sellers’ Representative as its attorney-in-fact and authorized the Sellers’ Representative to, among other things, execute amendments to the Merger Agreement; and

WHEREAS, the Parties desire to amend and modify the Merger Agreement as set forth herein to, among other things, (i) specify December 29, 2021 as the “Scheduled Closing Date”, (ii) provide for a $50,000,000 “Termination Fee” payable by Parent to the Management Company in the event of a termination of the Merger Agreement by the Sellers’ Representative in the circumstances more particularly set forth herein and (iii) set forth such other agreements and waivers of the Parties as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Merger Agreement Amendments and Modifications. The Merger Agreement is hereby amended and modified as provided in this Section 1.

(a) Amendment to Section 2.2(a) of the Company Disclosure Letter. Section 2.2(a) of the Company Disclosure Letter is hereby amended and restated in its entirety as set forth in Annex A hereto.

(b) Amendment to Section 1.1 of the Merger Agreement. Section 1.1 of the Merger Agreement is hereby amended to add each term first defined in this Amendment in alphabetical order as such term would appear in such Section. In addition, each of the below listed definitions set forth in Section 1.1 of the Merger Agreement is hereby either inserted, or amended and restated in its entirety, as applicable:

““Closing Rollover Portion” means a percentage equal to the product of (a) the Rollover Portion and (b)(i) with respect to Augustus, LLC, 1.01931 and (ii) with respect to Irish Oak OTV, LLC, 0.94031.”

““First Earnout Rollover Portion” means a percentage equal to the product of (a) the Rollover Portion and (b)(i) with respect to Augustus, LLC, 0.99122 and (ii) with respect to Irish Oak OTV, LLC, 1.07845.”

““Parent Acquired Companies” means (i) prior to the Company Reorganization, Management Company, GP Holdings, the Other Asset Entities and SASC Feeder and (ii) following the Company Reorganization, Management Company, the OSREC GPs, the SASC GPs and SASC Management Company, and each of their respective Subsidiaries. For purposes of clarity, none of the Company Funds or any accounts, funds, vehicles or other clients advised or sub-advised by any member of the Company Group (or any portfolio company or other investment of any of the foregoing) shall be a Parent Acquired Company for purposes of this Agreement.”

““Rollover Portion” means, with respect to a holder of Management Company Units, a percentage as elected by such holder on his, her or its Election Form, which percentage may not exceed (a) with respect to Augustus, LLC, 83.4609%, and (b) with respect to Irish Oak OTV, LLC, 72.7624%, in each case, even if the percentage so elected by such holder is greater on his, her or its Election Form.”

““Second Earnout Rollover Portion” means a percentage equal to the product of (a) the Rollover Portion and (b)(i) with respect to Augustus, LLC, 0.971786 and (ii) with respect to Irish Oak OTV, LLC, 1.057305.”

In addition, the definition of “Company Transaction Expenses” is hereby amended to insert the following as the last sentence thereof:

“Notwithstanding the foregoing or any other provision hereof to the contrary, with respect to any costs or expenses incurred by the Company Group in connection with its engagement of PricewaterhouseCoopers to provide certain accounting consulting services contemplated by this Agreement, only 50% of such costs and expenses shall constitute “Company Transaction Expenses” for purposes hereof, it being acknowledged and agreed that the other 50% will be borne by Parent.”

(c) Amendment to Section 2.3 of the Merger Agreement. Section 2.3(b) of the Merger Agreement is hereby amended to insert the following sentence as the ultimate sentence of Section 2.3(b):

“The Company Closing Estimate Statement shall include the implementation of the adjustments set forth in Sections 2.4(g) and (h) (i.e., the Company Closing Estimate Statement shall include the calculation of the relevant items of consideration taking into account the adjustments set forth in Sections 2.4(g) and (h)).”

(d) Amendment to Section 2.4 of the Merger Agreement. Section 2.4 of the Merger Agreement is hereby amended to insert the following as Section 2.4(g) and (h):

“(g) Adjustments to Merger Consideration. Notwithstanding anything herein to the contrary, with respect to the consideration to be paid or issued pursuant to this Section 2.4, the amount of Management Company Closing Consideration, Future Carry Acquisition Consideration and SASC Acquisition Consideration to be so paid or issued shall be adjusted as follows:

(i) with respect to the adjustments in respect of each of (A) Company Estimated Closing Net Working Capital (as described in clauses (f) and (g) of the definition of “Company Group Closing Merger Consideration”) and Company Closing Net Working Capital (as described in clause (f) and (g) of the definition of “Company Group Final Merger Consideration”), (B) Company Estimated Closing Cash (as described in clause (d) of the definition of “Company Group Closing Merger Consideration”) and Company Closing Cash (as described in clause (d) of the definition of “Company Group Final Merger Consideration”) and (C) Closing Estimated Indebtedness Amount (as described in clause (e) of the definition of “Company Group Closing Merger Consideration”) and Company Indebtedness Amount (as described in clause (e) of the definition of “Company Group Final Merger Consideration”), such adjustments shall be made as follows: (x) to the extent related to the Management Company, only to the Management Company Closing Consideration, pro rata in accordance with the relevant Company Group Holders’ entitlement thereto; (y) to the extent related to the SASC Management Company or the SASC GPs, only to the SASC Acquisition Consideration; and (z) to the extent related to the OSREC GPs, only to the Future Carry Acquisition Consideration;

(ii) with respect to the adjustments in respect of the Company Estimated Transaction Expense Amount (as described in clause (h) of the definition of “Company Group Closing Merger Consideration”) and the Company Transaction Expense Amount (as described in clause (h) of the definition of “Company Group Final Merger Consideration”), such adjustments shall be made on a pro rata basis based on the relative amount such Management Company Closing Consideration, Future Carry Acquisition Consideration and SASC Acquisition Consideration bears to the aggregate base consideration described in clauses (a), (b) and (c) of the definition of “Company Group Closing Merger Consideration” and “Company Group Final Merger Consideration”, respectively; provided that if any Company Transaction Expenses are directly allocable to the Management Company Closing Consideration (or the Management Company Merger), the SASC Acquisition Consideration (or the SASC Acquisition) or the Future Carry Acquisition Consideration (or the Future Carry Acquisition), as determined by the Sellers’ Representative in good faith, then such Company Transaction Expenses shall only adjust the relevant consideration to which they relate; provided, further, that such adjustments shall only be made to the Management Company Closing Consideration, Future Carry Acquisition Consideration or SASC Acquisition Consideration received by the Company Group Holders other than the Investors (as defined in the Flyer Investment Agreement); provided, further, that the Acquired SLP Interests Purchase Price shall be adjusted downward by an amount equal to $500,000 in respect of certain Company Transaction Expenses allocable to the Acquired SLP Interests, and none of the Management Company Closing Consideration, Future Carry Acquisition Consideration or SASC Acquisition Consideration shall bear such adjustment;

(iii) with respect to adjustments in respect of the Adjustment Escrow Amount (as described in clause (i) of the definition of each of “Company Group Closing Merger Consideration” and “Company Group Final Merger Consideration”), such adjustments shall be made only to the Management Company Closing Consideration, pro rata in accordance with the relevant Company Group Holders’ entitlement thereto;

(iv) with respect to adjustments in respect of the Seller Administrative Fund (as described in clause (j) of the definition of each of “Company Group Closing Merger Consideration” and “Company Group Final Merger Consideration”), such adjustments shall be made only to the Management Company Closing Consideration received by the Company Group Holders other than the Investors (as defined in the Flyer Investment Agreement), pro rata in accordance with such Company Group Holders’ relative entitlement thereto; and

(v) with respect to adjustments in respect of the Gross-Up Amount (as described in clause (k) of the definitions of each of “Company Group Closing Merger Consideration” and “Company Group Final Merger Consideration”), such adjustments shall be made only to the Management Company Closing Consideration received by the Company Group Holders that have made a Valid Company Group Rollover Election, pro rata based on the relative amount of Electing Company Group Units held thereby.

(h) Additional Payment. In the event that the Closing does not occur (other than as a result of breach or non-performance by the Company Group or the Sellers’ Representative), and the Ready to Close Conditions were satisfied, in each case, on or prior to December 31, 2021, and the Closing occurs in calendar year 2022, Parent shall pay, at the Closing, an additional $50,000,000 in cash to the Company Group Holders pro rata in accordance with their ratable equity ownership of the Management Company.”

(e) Amendment to Section 2.5(a) of the Merger Agreement. Section 2.5(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email, fax or other electronic transmission (i) at 9:00 a.m. Eastern Time on December 29, 2021 (the “Scheduled Closing Date”), (ii) if the conditions set forth in Section 2.6, Section 2.7 and Section 2.8 have not been satisfied, or, if permissible waived in writing by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), as of the Scheduled Closing Date, as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) after the conditions set forth in Section 2.6, Section 2.7 and Section 2.8 have been satisfied, or, if permissible, waived in writing by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (iii) upon such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).”

(f) Amendment to Section 2.11(c) of the Merger Agreement. Section 2.11(c) is hereby amended to add the following as the last sentence thereof:

“Notwithstanding anything to the contrary in this Section 2.11(c), any amounts to be paid to the Company Group Holders pursuant to this Section 2.11(c) shall be paid in such manner as determined by the Sellers’ Representative in good faith based on the relative entitlement of the Company Group Holders to the Company Group Final Merger Consideration, adjusted in accordance with the principles set forth in Section 2.4(g).”

(g) Amendment to Section 2.12(a) of the Merger Agreement. The first sentence of Section 2.12(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“As additional consideration for the Management Company Units held by a Company Group Holder as of immediately prior to the Closing, the holder thereof shall be entitled to (i) its allocable portion of the First Earnout, as set forth in Section 2.2(a) of the Company Disclosure Letter, upon the occurrence of a Triggering Event applicable thereto, and (ii) its allocable portion of the Second Earnout, as set forth in Section 2.2(a) of the Company Disclosure Letter, upon the occurrence of a Triggering Event applicable thereto, with such ratable portion in each case being determined based on the number of Management Company Units held by such holder as of immediately prior to the Closing relative to the total number of Management Company Units outstanding as of immediately prior to the Closing; provided that, notwithstanding the foregoing, with respect to any Management Company Units that constitute Electing Company Group Units of any holder thereof, a holder that has executed and delivered to Parent each of the following shall be entitled to be issued such holder’s Earnout Units on the Closing Date: (A) each of the Blue Owl LP

Agreements, (B) the Exchange Agreement and (C) an Earnout Restrictions Agreement pursuant to which such holder has agreed to (x) the restrictions on transfer on such Earnout Units more fully described in Section 2.12(b)(iv), and (y) forfeiture of such Earnout Units to the extent such Earnout Units are not earned in accordance with Section 2.12(c) on or prior to the Applicable Earnout Termination Date.”

(h) Amendment to Section 2.12(c) of the Merger Agreement. The Merger Agreement is hereby amended by inserting a new Section 2.12(c)(v) as follows:

“(v) Notwithstanding anything to the contrary set forth in this Agreement, with respect to the First Earnout Units and the Second Earnout Units to be issued in respect of any Management Company Units that are Electing Company Group Units, the respective Corresponding Class C Shares shall not be issued at Closing to the holders of such Management Company Units and shall instead be issued to such holders of such Management Company Units upon the occurrence of a Triggering Event with respect to such First Earnout Units or such Second Earnout Units, as applicable.”

(i) Amendment to Section 6.15(e) of the Merger Agreement. Section 6.15(e) of the Merger Agreement is hereby amended by amending and restating the penultimate sentence thereof as follows:

“Upon the release of any such amounts from the Seller Administrative Fund to the Company Group Holders, each of the Company Group Holders whose entitlement to Management Company Closing Consideration was adjusted in respect of the Seller Administrative Fund pursuant to Section 2.4(g) shall be entitled to receive its ratable portion thereof, with such ratable portion in each case being determined based on the number of Management Company Units held by such holder as of immediately prior to the Closing relative to the total number of Management Company Units outstanding as of immediately prior to the Closing.”

(j) Amendment to Section 8.1 of the Merger Agreement. Section 8.1 of the Merger Agreement is hereby amended by inserting the following as a new Section 8.1(f):

“(f) by the Sellers’ Representative, by written notice to Parent, if (i) all of the conditions precedent to Parent’s obligations to consummate the transactions set forth in Section 2.6 and Section 2.7 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (ii) the Sellers’ Representative has confirmed in writing to Parent that all conditions set forth in Section 2.6 and Section 2.8 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) and it and the Company Group are ready, willing and able to consummate the transactions contemplated by this Agreement on such date (the conditions set forth in the immediately foregoing clause (i) and this clause (ii), the “Ready to Close Conditions”) and (iii) Parent did not complete the Closing within twenty (20) Business Days after the later of (x) the day the Closing is required to occur pursuant to Section 2.5(a) and (y) delivery of the confirmation described in the immediately preceding clause (ii), and the Sellers’ Representative was prepared to take such actions within its control to consummate the transactions contemplated by this Agreement on the date such written confirmation was delivered and on each Business Day of such twenty (20) Business Day period.”

(k) Amendment to Section 8.2 of the Merger Agreement. Section 8.2 of the Merger Agreement is hereby amended to include the following at the end thereof:

“Notwithstanding anything herein to the contrary, (i) if the Sellers’ Representative terminates this Agreement pursuant to Section 8.1(f) or pursuant to Section 8.1(d) if the basis for such termination pursuant to Section 8.1(d) is Parent’s Willful Breach to close when required, then Parent shall pay to the Management Company a termination fee in an amount equal to $50,000,000 (the “Termination Fee”) within five Business Days following such termination in immediately available funds to an account designated by the Sellers’ Representative and (ii) in the event the Sellers’ Representative terminates this Agreement pursuant to Section 8.1(f) or pursuant to Section 8.1(d) if the basis for such termination pursuant to Section 8.1(d) is Parent’s Willful Breach to close when required, the right to receive the Termination Fee shall constitute the sole and exclusive remedy of the Company Group and the Sellers’ Representative under this Agreement against Parent, any other Blue Owl Party and any of their respective former, current or future equityholders, controlling persons, limited or general partners, members, Affiliates, assignees or Representatives or any former, current or future equityholders, controlling persons, limited or general partners, members, Affiliates, assignees or Representatives of any of the foregoing. Until such time as the Sellers’ Representative terminates this Agreement pursuant to Section 8.1(f) or Section 8.1(d), nothing in this Section 8.2 shall prohibit the Sellers’ Representative from pursuing its right to obtain specific performance pursuant to Section 10.9 or any other remedies available at law or in equity. ”

(l) Amendment to Exhibit H of the Merger Agreement. Exhibit H to the Merger Agreement is hereby replaced with the form attached hereto as Annex B.

2. Additional Agreements and Waivers.

(a) Agreement Regarding Election Forms. Each of the Parties acknowledges and agrees that, substantially contemporaneously with the execution and delivery of this Amendment, each of the Company Group Holders has executed and delivered an Election Form, together with all documents and instruments as required thereunder (including those necessary to make a Valid Company Group Rollover Election or Valid GP Holdings Rollover Election, if applicable), and, as such, the Parties shall be deemed to have fully complied with and satisfied their respective obligations under, and complied with the terms of, Section 2.2(i), Section 2.2(j) and Section 2.5(b)(ii)(2) of the Merger Agreement.

(b) Agreement Regarding HSR and Governmental Consents. Each of the Parties acknowledges and agrees that the conditions set forth in Section 2.6(a) and Section 2.6(b) of the Merger Agreement have been satisfied, and shall be deemed to have been satisfied, for all purposes of the Merger Agreement.

(c) Agreement Regarding Company Reorganization. Each of the Parties acknowledges and agrees that: (i) if the Company Group delivers to Parent duly executed copies of documents, substantially in the forms attached hereto as Annex C, on or prior to the Closing Date, then the condition set forth in Section 2.6(d) of the Merger Agreement shall be deemed to be satisfied and the Company Group shall be deemed to have fully complied with and satisfied its obligations under, and complied with the terms of, Section 2.1 of the Merger Agreement; and (ii) if the Company Group delivers to Parent duly executed copies of documents, substantially in the forms attached hereto as Annex D, then the Company Group shall be deemed to have fully complied with and satisfied its obligations under, and complied with the terms of, Section 2.1(f) of the Merger Agreement.

(d) Waiver Regarding Company Material Adverse Effect. Parent, for itself and on behalf of each of the other Blue Owl Parties, acknowledges and agrees that the condition set forth in Section 2.7(c) of the Merger Agreement has been satisfied, and shall be deemed to have been satisfied, for all purposes of the Merger Agreement.

(e) Waiver Regarding Parent Material Adverse Effect. The Company Group acknowledges and agrees that the condition set forth in Section 2.8(c) of the Merger Agreement has been satisfied, and shall be deemed to have been satisfied, for all purposes of the Merger Agreement.

(f) Waiver Regarding Required Financials. Parent, for itself and on behalf of each of the other Blue Owl Parties, hereby knowingly, voluntarily and irrevocably waives, (i) Parent’s condition set forth in Section 2.7(g) of the Merger Agreement that the Company Group shall have delivered the Required Financials and (ii) the obligation of the Company Group in Section 6.7(e) of the Merger Agreement to use commercially reasonable efforts to deliver the Required Financials to Parent within 45 days after the date of the Merger Agreement.

(g) Agreement Regarding Company Fund Consents. Each of the Parties acknowledges and agrees that the condition set forth in Section 2.7(h) of the Merger Agreement has been satisfied, and shall be deemed to have been satisfied, for all purposes of the Merger Agreement.

(h) Agreement Regarding Carry Reallocation. Each of the Parties acknowledges and agrees that, if the Company Group delivers to Parent copies of documents, substantially in the forms attached hereto as Annex E, duly executed by each Carry Recipient (as defined in Schedule 6.10(f) of the Company Disclosure Letter) on or prior to the Closing Date, then the Company Group shall be deemed to have fully complied with and satisfied its obligations under, and complied with the terms of, Section 6.10(f) of the Merger Agreement (including those set forth in Schedule 6.10(f) of the Company Disclosure Letter).

(i) Agreement Regarding Post-Signing Actions. Each of the Parties acknowledges and agrees that, if the Management Company delivers to Parent duly executed copies of documents, substantially in the forms attached hereto as Annex F, on or prior to the Closing Date, then the Management Company shall be deemed to have fully complied with and satisfied its obligations under, and complied with the terms of, Section 6.16(b) of the Merger Agreement.

(j) Agreement Regarding Company Consideration Statement and Company Closing Estimate Statement. Each of the Parties acknowledges and agrees that: (i) on or prior to the date hereof, the Parent Acquired Companies delivered to Parent the statements set forth on Annex G attached hereto as drafts of the “Company Consideration Statement” and “Company Closing Estimate Statement” referenced in Section 2.3 of the Merger Agreement; and (ii) such statements remain subject to the terms of Section 2.3 of the Merger Agreement. For illustrative purposes only, based on such Company Closing Estimate Statement, the elections made by the Company Group Holders as set forth in the Election Forms delivered in connection herewith and any direction letters delivered to Blue Owl as described on Annex H, the Company Group Closing Merger Consideration would be allocated to the Company Group Holders as set forth on Annex I.

3. Miscellaneous.

(a) Each reference in the Merger Agreement to the Merger Agreement shall mean the Merger Agreement as amended by this Amendment. The Merger Agreement, as amended hereby, is in all respects ratified, approved and confirmed and remains in full force and effect.

(b) This Amendment, together with the Annexes hereto and the Merger Agreement and the other documents, agreements and instruments executed hereunder and thereunder, contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions, whether written or oral, concerning such subject matter. Each of the documents, agreements and instruments executed and/or delivered in connection herewith, including those described on the Annexes hereto, are hereby incorporated herein by reference.

(c) The provisions of Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.13 and 10.14 of the Merger Agreement are incorporated herein and made a part of this Amendment, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have cause this Amendment to be duly executed as of the date first written above.

GP HOLDINGS:

OSREC GP HOLDINGS, LP

By: Oak Street Real Estate Capital, LLC
Its: General Partner

By: OSREC GP, LLC
Its: Managing Member

By:	/s/ Marc Zahr
	Name:	Marc Zahr
	Title:	Member

MANAGEMENT COMPANY:

OAK STREET REAL ESTATE CAPITAL, LLC

By: OSREC GP, LLC
Its: Managing Member

By:	/s/ Marc Zahr
	Name:	Marc Zahr
	Title:	Member

[Signature Page to First Amendment to Agreement and Plan of Merger]

SASC FEEDER:

SASC FEEDER, LP

By: OSREC GP, LLC
Its: General Partner

By:	/s/ Marc Zahr
	Name:	Marc Zahr
	Title:	Member

SELLERS’ REPRESENTATIVE:

AUGUSTUS, LLC

By:	/s/ Marc Zahr
	Name:	Marc Zahr
	Title:	Member

[Signature Page to First Amendment to Agreement and Plan of Merger]

PARENT:

BLUE OWL CAPITAL INC.

By:	/s/ Neena Reddy
	Name:	Neena Reddy
	Title:	General Counsel and Secretary

BUYER GP:

BLUE OWL CAPITAL GP LLC

By:	/s/ Neena Reddy
	Name:	Neena Reddy
	Title:	General Counsel and Secretary

BUYER HOLDINGS:

BLUE OWL CAPITAL HOLDINGS LP

By:	/s/ Neena Reddy
	Name:	Neena Reddy
	Title:	General Counsel and Secretary

BUYER CARRY:

BLUE OWL CAPITAL CARRY LP

By:	/s/ Neena Reddy
	Name:	Neena Reddy
	Title:	General Counsel and Secretary

[Signature Page to First Amendment to Agreement and Plan of Merger]

MANAGEMENT COMPANY MERGER SUB:

FLYER MERGER SUB I, LLC

By:	/s/ Neena Reddy
	Name:	Neena Reddy
	Title:	General Counsel and Secretary

SASC MERGER SUB:

FLYER MERGER SUB II, LP

By:	/s/ Neena Reddy
	Name:	Neena Reddy
	Title:	General Counsel and Secretary

[Signature Page to First Amendment to Agreement and Plan of Merger]